Exhibit 99.1

[HAWK CORPORATION LOGO]

Hawk Reports Third Quarter Net Income of $.01 per share
up from $.04 Loss in Prior Year

CLEVELAND, Ohio – November 3, 2003 – Hawk Corporation (NYSE: HWK) announced today net income of $.01 per diluted share for the third quarter of 2003, compared to a loss of $.04 per diluted share in the comparable prior year period. The Company also reported that net sales for the third quarter of 2003 increased by 4.5% to $51.6 million from $49.4 million in the comparable prior year period. Eliminating the effect of foreign currency exchange rates would have caused net sales in the third quarter of 2003 to increase by 2.0%.

Income from operations increased $0.7 million or 31.8%, to $2.9 million, in the third quarter of 2003, compared to $2.2 million in the comparable prior year period. As a percent of net sales, income from operations increased to 5.6% in the third quarter of 2003 from 4.5% in the comparable period of 2002. The increase in operating income was achieved despite continued losses from the Company’s motor segment which produces rotors for electric motors. Contributing to the increase in operating income were sales volume improvements, manufacturing process cost reductions through the use of Six Sigma initiatives and control of administrative expenses for the period.

Ronald E. Weinberg, Hawk’s Chairman, Chief Executive Officer and President, said, “We are especially pleased with the strength shown in our friction business, especially in its new product introductions, and feel that the economy is starting to show signs of life. Despite recently announced impressive overall economic statistics, we have yet to see a broad organic recovery across our business lines. Our revenue gains during 2003 were largely the result of winning new product applications, resulting in market share gains, with both our existing as well as new customers and increases in our global revenue base. We expect our offshore manufacturing to take on greater significance in the future as we begin shipments of powder metal components from our Chinese facility during the fourth quarter of this year, and continue to grow friction products shipments from there as well.”

“We have leveraged these revenue gains into improved operating margins as a result of Six Sigma programs, global sourcing and continued cost control initiatives during this period. The improved operating results, combined with a focus on working capital management, allowed us to reduce our total debt by $15.3 million since year-end 2002, resulting in an improved liquidity position as of September 30, 2003.”

For the nine month period ended September 30, 2003, net sales were $166.1 million, an increase of $16.5 million or 11.0%, from $149.6 million in the comparable prior year period. Increases were posted in the friction, performance racing and motors segments of the business offsetting a decline in the precision components business. Eliminating the effect of foreign currency exchange rates would have caused net sales in the nine month period ended September 30, 2003 to increase by 8.1%. Income from operations for the same nine month period increased $2.8 million, or 41.8%, to $9.5 million from $6.7 million in the comparable prior period. As a percent of net sales, income from operations increased to 5.7% for the first nine months of 2003 compared to 4.5% in the comparable period of 2002.

Business Segment Results

In the friction segment, third quarter net sales increased $2.7 million or 10.0%, to $29.7 million from $27.0 million in the year-ago period. Eliminating the effect of foreign currency exchange rates would have caused the friction segment’s net sales in the third quarter of 2003 to increase by 5.6%. Primary drivers of the sales increase were new product introductions, resulting in market share gains to customers in the construction and agriculture markets, increased sales to the aftermarket and fleet markets, and increased sales from the Company’s Italian and Chinese facilities. These increases were partially offset by sales declines in the quarter to the aerospace market, which we anticipated and had forecast, as well as the Company’s previously announced exit from the automotive stamping market in June 2003.

The Company’s global business programs continue to benefit from new product introductions. Net sales at the Company’s Italian facility, on a local currency basis, increased 30.4% in the third quarter of 2003 compared to the same period in 2002, while net sales at the Company’s Chinese facility increased 50.0% during the same period.

Net sales in the friction segment for the nine month period ended September 30, 2003 increased 15.8% to $92.9 million from $80.2 million in the comparable prior year period. Sales benefited from growth at the segment’s foreign facilities, new product introductions and continued market share gains during the period in spite of sluggish economic conditions in most of the markets served by the segment. Eliminating the effect of foreign currency exchange rates would have caused the friction segment’s net sales for the nine months ended September 30, 2003 to increase by 10.4%

Income from operations in the friction segment during the third quarter of 2003 was $3.0 million, an increase of $1.3 million, or 76.5%, from $1.7 million in the comparable prior year period. The increase was primarily the result of the sales increase, production efficiencies, global sourcing programs and cost control initiatives. For the nine month period ended September 30, 2003, income from operations increased $4.1 million, or 74.6%, to $9.6 million from $5.5 million in the comparable prior year period.

In the Company’s precision components segment, net sales decreased 7.4% to $15.0 million in the third quarter of 2003 from $16.2 million in the comparable prior year period. The decrease during the quarter was driven by the decline in the automotive market as a result of the reduced automotive production during the third quarter. Net sales for the nine month period ended September 30, 2003 were up $0.3 million, or 0.6%, to $50.7 million from $50.4 million in the comparable prior year period.

The Company’s precision components segment continues with its advanced material and technology development initiative. During the quarter, the first piece of equipment relating to the new initiative was installed at the Company’s Illinois facility and a second piece of equipment will be installed at one of the Company’s Pennsylvania facilities in December. The Company expects precision components segment sales to benefit from these new initiatives beginning in 2004. The Company continues to experience broader acceptance of its powder metal MIM (metal injection molding) technology, with MIM sales increasing 35.5% in the third quarter of 2003 compared to the same period in 2002.

Income from operations in the precision components segment in the third quarter of 2003 was $0.5 million compared to $1.0 million during the comparable quarter of 2002, a decline of $0.5 million or 50.0%. This decrease was primarily due to volume declines and product mix. During the third quarter of 2003, the segment continued to incur expenses for the start-up of its powder metal production capabilities in China. The segment expects to begin shipments from this facility during the fourth quarter of 2003. For the nine month period ended September 30, 2003, income from operations decreased 14.3% to $1.8 million from $2.1 million in the comparable prior year period.

Net sales in the Company’s performance racing segment, which consists of racing clutches and drive train components, increased 14.3%, to $3.2 million in the third quarter of 2003 compared to $2.8 million in the comparable quarter of 2002. Net sales for the nine month period ended September 30, 2003 increased 4.0% to $10.5 million from $10.1 million in the comparable period.

Income from operations in the performance racing segment in the third quarter of 2003 was $0.2 million compared to $0.3 million in the third quarter of 2002. For the nine month period ended September 30, 2003, income from operations was $0.8 million compared to $1.1 million in the comparable period of 2002.

In the Company’s motor segment, third quarter 2003 net sales increased $0.3 million or 8.8%, to $3.7 million from $3.4 million in the year-ago period. Excluding the portion of revenue represented by zero margin lamination components, net sales for the quarter were down 2.9%. These components, which are integral to the production of the segment’s primary product, were historically provided by the Company’s customers and not included in the sales price of the finished product. During the latter half of 2002, the Company’s motor segment began purchasing these components and selling them to a number of its customers at cost.

Net sales for the nine month period ended September 30, 2003 increased $3.1 million or 34.8%, to $12.0 million from $8.9 million in the comparable prior year period. Excluding the portion of revenue represented by zero margin lamination components, net sales for the nine month period were up 9.1%.

Losses from operations in the motor segment during the third quarter of 2003 and 2002 were $0.8 million. While the Company is still experiencing operating losses in this segment as a result of continued production inefficiencies, it reported an improvement in operating results of $0.5 million or 38.5%, when compared to the second quarter of 2003. For the nine month period ended September 30, 2003, the loss from operations in the motor segment was $2.7 million compared to $2.0 million in the comparable period of 2002.

Business Outlook

“Through the nine month period, our sales results have exceeded expectations. The primary drivers of these gains were new product introductions, increased market share and sales growth at our facilities in Italy and China. As we enter the fourth quarter of 2003, we are particularly pleased with the pace of new customer acquisition and new product introductions which will strongly position us for 2004,” said Mr. Weinberg. “We still expect to achieve full year sales growth of approximately 10% for the full year of 2003. In addition, with the help of its worldwide workforce, the Company remains committed to continuing its trend of operating margin improvement throughout the organization.”

The Company

Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock sensor rings. The Company’s performance automotive group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. The Company’s motor group designs and manufactures die-cast aluminum rotors for fractional and subfractional electric motors used in appliances, business equipment and HVAC systems. Headquartered in Cleveland, Ohio, Hawk has approximately 1,700 employees and 17 manufacturing, research and administrative sites in five countries.

Forward-Looking Statements

This press release includes forward-looking statements concerning the full year of 2003 sales, market share, foreign operations, working capital and other statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the ability of the Company to meet the existing terms of its credit facilities, including the numerous financial covenants and other restrictions; the effect of general economic and industry conditions and competition; the ability of the Company to begin generating profits from its facilities in Mexico and China and to turn a profit at the start-up operations at Hawk MIM; as the Company continues to expand internationally, the effect of changes in international laws and regulations and currency exchange rates; the effect of competition by manufacturers using new or different technologies; the ability of the Company to successfully negotiate new agreements with its unions as they come due; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; the continuity of business relationships with major customers; and the ability of the Company’s aircraft component products to meet stringent Federal Aviation Administration criteria and testing requirements. Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2002, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call

A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site

(www.hawkcorp.com) on Tuesday, November 4, 2003 at 11:00 a.m. Eastern Time. An archive of the call will be available shortly after the end of the conference call on the Company’s web site.

Contact Information
Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553

Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	$51,554	$49,447	$166,072	$149,599

Cost of sales	40,277	39,200	129,663	116,946

Gross profit	11,277	10,247	36,409	32,653

Selling, technical and administrative expenses	8,198	7,845	26,338	25,339

Amortization of intangibles	193	195	582	612

Total expenses	8,391	8,040	26,920	25,951

Income from operations	2,886	2,207	9,489	6,702

Interest expense, net	(2,585)	(2,506)	(8,039)	(7,377)

Exchange Offer costs		(818)		(818)

Other income (expense), net	102	(341)	120	(636)

Income (loss) before income taxes	403	(1,458)	1,570	(2,129)

Income tax provision (benefit)	320	(1,181)	899	(1,492)

Net income (loss) before cumulative effect of change in accounting principle	83	(277)	671	(637)

Cumulative effect of change in accounting principle, net of tax of $4,253				(17,200)

Net income (loss)	$83	$(277)	$671	$(17,837)

Basic earnings (loss) per share:

Earnings (loss) before cumulative effect of change in accounting principle	$.01	$(.04)	$.07	$(.09)

Cumulative effect of change in accounting principle, net of tax				(2.01)

Net income (loss) per basic share	$.01	$(.04)	$.07	$(2.10)

Diluted earnings (loss) per share:

Earnings (loss) before cumulative effect of change in accounting principle	$.01	$(.04)	$.07	$(.09)

Cumulative effect of change in accounting principle, net of tax				(2.01)

Net income (loss) per diluted share	$.01	$(.04)	$.07	$(2.10)

Other Data:

Depreciation	$2,697	$2,872	$8,108	$8,409

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET (Unaudited)
(In Thousands)

	September 30,	December 31,
	2003	2002

ASSETS

Current assets

Cash and cash equivalents	$3,124	$1,702

Accounts receivable	36,223	32,761

Inventories	33,281	33,261

Deferred income taxes and other current assets	5,249	9,074

Total current assets	77,877	76,798

Property, plant and equipment, net	65,628	67,892

Goodwill	32,495	32,495

Other intangible assets	10,121	10,701

Other assets	5,420	5,982

Total assets	$191,541	$193,868

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities

Accounts payable	$23,063	$17,851

Short term borrowings	3,119

Other accrued expenses	15,671	9,474

Bank facility	19,795	36,327

Current portion of long-term debt	1,974	3,103

Total current liabilities	63,622	66,755

Long-term debt	68,722	69,523

Deferred income taxes	5,271	6,233

Other	6,968	6,523

Shareholders’ equity	46,958	44,834

Total liabilities and shareholders’ equity	$191,541	$193,868

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